Exhibit 5.1

December 3, 2021

Icahn Enterprises L.P.

16690 Collins Ave, PH-1

Sunny Isles Beach, FL 33160

Ladies and Gentlemen:

We are acting as counsel to Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated December 3, 2021 (the “Prospectus Supplement”), to the prospectus, filed on July 14, 2021, included as part of a registration statement declared effective by the Commission on July 23, 2021 (the “Registration Statement”) on Form S-3 (No. 333-257902) relating to the issuance and sale from time to time of depositary units representing limited partner interests in the Partnership (the “Depositary Units”) having an aggregate offering amount of up to $400,000,000. The Depositary Units will be issued pursuant to the Prospectus Supplement and the Open Market Sale Agreement (as defined below) in one or more transactions deemed to be “at the market” offerings under Rule 415 of the Securities Act.

As such counsel, we have participated in the preparation of the Prospectus Supplement and the Registration Statement and have examined originals or copies of such documents, limited partnership records and other instruments as we have deemed relevant, including, without limitation: (i) the Partnership’s Certificate of Limited Partnership, as amended to date (the “Certificate of Limited Partnership”); (ii) the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as amended to date (the “Partnership Agreement”); (iii) a certificate, dated on or about the date hereof, issued by the Secretary of State of the State of Delaware, as to the Partnership’s existence and good standing in such jurisdiction; (iv) the resolutions of the Board of Directors of Icahn Enterprises G.P. Inc. (the “General Partner”), the general partner of the Partnership, dated December 1, 2021; (v) the Open Market Sale Agreement, dated December 3, 2021, by and between the Partnership and Jefferies LLC, as sales agent and/or principal (the “Open Market Sale Agreement”); (vi) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; (vii) the Prospectus Supplement, including any documents incorporated by reference therein; and (viii) such other documents and matters as we have determined to be necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Partnership.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, D.C.

December 3, 2021

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Depositary Units have been duly authorized by all necessary limited partnership action of the Partnership and, when issued in accordance with the provisions of the Partnership Agreement and distributed in accordance with the terms of the Open Market Sale Agreement and upon payment of the consideration provided for therein, the Depositary Units will be legally issued, fully paid and non-assessable.

This opinion is based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to the “Delaware Revised Uniform Limited Partnership Act” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP